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Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP
425 LEXINGTON AVENUE
NEW YORK, N.Y. 10017-3954
(212) 455-2000

        FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

        April 4, 2008

Dollar General Corporation
100 Mission Ridge
Goodlettsville, Tennessee 37072

Ladies and Gentlemen:

        We have acted as counsel to Dollar General Corporation, a Tennessee corporation (the "Company"), and the subsidiaries of the Company listed on Schedule I hereto (the "Schedule I Guarantors") and Schedule II hereto (the "Schedule II Guarantors" and, collectively with the Schedule I Guarantors, the "Guarantors"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the registration of (i) $1,175,000,000 aggregate principal amount of the Company's 10.625% Senior Notes due 2015 (the "Senior Notes"); (ii) $700,000,000 aggregate principal amount of the Company's 11.875%/12.625% Senior Subordinated Toggle Notes due 2017 (the "Senior Subordinated Notes" and, together with the Senior Notes, the "Notes") and (iii) the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Notes. The Senior Notes and the related Guarantees have been issued under the Senior Indenture dated as of July 6, 2007 (the "Original Senior Indenture") among the Company, Buck Acquisition Corp. ("Buck"), the Guarantors and Wells Fargo Bank, National Association, as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture to the Senior Indenture, dated as of September 25, 2007, between DC Financial, LLC and the Trustee and the Second Supplemental Indenture to the Senior Indenture, dated as of December 31, 2007, between Retail Risk Solutions, LLC and the Trustee (the Original Senior Indenture as so supplemented, the "Senior Indenture"). The Senior Subordinated Notes and the related Guarantees have been issued under the Senior Subordinated Indenture dated as of July 6, 2007 (the "Original Senior Subordinated Indenture") among the Company, Buck, the Guarantors and the Trustee, as supplemented by the First Supplemental Indenture to the Senior Subordinated Indenture, dated as of September 25, 2007, between DC Financial, LLC and the Trustee and the Second Supplemental Indenture to the Senior Subordinated Indenture, dated as of December 31, 2007, between Retail Risk Solutions, LLC and the Trustee (the Original Senior Subordinated Indenture as so supplemented, the "Senior Subordinated Indenture" and, together with the Senior Indenture, the "Indentures").

        We have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indentures are the valid and legally binding obligations of the Trustee.

        We have assumed further that (1) the Schedule II Guarantors have duly authorized, executed and delivered the Indentures and (2) execution, delivery and performance by the Schedule II Guarantors of the Indentures and Guarantees do not and will not violate the laws of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, or any other applicable law (excepting the law of the State of New York and the federal laws of the United States).

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

          1.     The Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

          2.     The Guarantees constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

        Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the States of Kentucky and Tennessee, we have relied upon the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. dated the date thereof.

        We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the California Revised Limited Partnership Act, the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the laws of the States of Kentucky and Tennessee.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

Schedule I

Name of Entity	Jurisdiction of Incorporation or Organization
DGC Properties LLC	Delaware
DGC Properties of Kentucky LLC	Delaware
Dollar General Investment, Inc.	Delaware
South Boston FF&E, LLC	Delaware
South Boston Holdings, Inc.	Delaware
Sun-Dollar, L.P.	California

Schedule II

Name of Entity	Jurisdiction of Incorporation or Organization
DC Financial, LLC	Tennessee
DG Logistics, LLC	Tennessee
DG Promotions, Inc.	Tennessee
DG Retail, LLC	Tennessee
DG Transportation, Inc.	Tennessee
Dolgencorp of New York, Inc.	Kentucky
Dolgencorp of Texas, Inc.	Kentucky
Dolgencorp, Inc.	Kentucky
Dollar General Merchandising, Inc.	Tennessee
Dollar General Partners	Kentucky
Retail Risk Solutions, LLC	Tennessee

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  Exhibit 5.1
Schedule I
Schedule II